Exhibit 99.6

Email Sent to Enterprise Customers, Dated August 31, 2020

Rosetta Stone is pleased to announce that it has entered into an agreement with Cambium Learning Group, a leading provider of education software, to purchase the company.

For the past 25+ years our mission has been to change people’s lives through the power of language and literacy education and we believe joining Cambium brings us even closer to that goal.

Today’s announcement has no impact on our customers and there’s no change to your Rosetta Stone account team at this time. We remain focused on providing outstanding products and service for you. If anything, we feel that being part of Cambium will enable us to better serve you.

With a portfolio of award-winning brands, Cambium’s digital and blended curriculum, professional learning, and assessment solutions drive proficiency, equity and other learning outcomes in classrooms everywhere. The addition of the Rosetta Stone product lines further enhances Cambium’s highly unique continuum of digital products. Cambium is backed by Veritas Capital, a leading investment firm with deep industry expertise and over two decades of experience investing in companies that provide critical products and services to government and commercial customers worldwide.

As a result of the agreement, Rosetta Stone will no longer be a publicly traded company when the transaction closes later this year. You can read about the acquisition here.

If you have any questions or concerns, you can contact your sales representative.

Additional Information

The tender offer for the outstanding common stock of Rosetta Stone has not yet commenced. This document and any other materials referenced herein do not constitute an offer to purchase nor a solicitation of an offer to sell shares of Rosetta Stone’s common stock. At the time the tender offer is commenced, Cambium Holding Corp. and Empower Merger Sub Inc. will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (“SEC”), and Rosetta Stone will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Cambium Holding Corp., Empower Merger Sub Inc. and Rosetta Stone intend to mail these documents to the shareholders of Rosetta Stone. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE MAKING A DECISION TO TENDER THE SHARES. These documents (once they become available) will be available free of charge on the SEC’s website at www.sec.gov. These materials may also be obtained by contacting the Company’s Investor Relations department at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, (917) 572-5555 or the investor relations section of the Company’s website at http://investors.rosettastone.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to the expected benefits of the proposed transaction and the timing of the closing of the proposed transaction. Generally, forward-looking statements can be identified by non-historical statements and often include words such as “forecasts,” “potential,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future-looking or conditional verbs, such as “will,” “should,” “could,” “may,” “might,” “aims,” “intends,” “projects,” or similar words or phrases. You should not place undue reliance on these statements. These statements are based on current expectations, forecasts and assumptions of Cambium and Rosetta Stone that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied or waived, including the receipt of regulatory clearances related to the merger; uncertainties as to the timing of the tender offer and subsequent merger, including that the offer and merger will not close within the anticipated time periods, or at all; uncertainties as to how many Rosetta Stone shareholders will tender their shares in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing of the proposed transaction; the successful integration of Rosetta Stone into Cambium’s business subsequent to the closing of the proposed transaction; the risk that the strategic benefits, synergies or opportunities expected from the proposed transaction may not be realized or may take longer than expected to be realized; adverse reactions to the proposed transaction by employees, customers, vendors or strategic partners; dependence on key personnel and customers; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the proposed transaction; as well as other factors detailed in Rosetta Stone’s filings with the SEC, including Rosetta Stone’s most recent quarterly Form 10-Q filing and Annual Report on Form 10-K for the year ended December 31, 2019, and those updated from time to time in Rosetta Stone’s future reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward looking statements. There can be no guarantee that the proposed transaction described in this announcement will be completed on the currently proposed terms or at all at any particular time.